Exhibit 10-ff

AT&T EXECUTIVE PHYSICAL PROGRAM

Effective: January 1, 2011

AT&T EXECUTIVE PHYSICAL PROGRAM

TABLE OF CONTENTS
ARTICLE 1 PURPOSE... 1
ARTICLE 2 DEFINITIONS... 1
ARTICLE 3 ELIGIBILITY... 3
ARTICLE 4 COVERED BENEFITS... 3
ARTICLE 5 TERMINATION OF PARTICIPATION... 5
ARTICLE 6 DISABILITY...  6
ARTICLE 7 LOYALTY CONDITIONS...  6
ARTICLE 8 MISCELLANEOUS...  10
ARTICLE 9 COBRA...  11
ARTICLE 10 PRIVACY OF MEDICAL INFORMATION...  13
ARTICLE 11 CLAIM AND APPEAL PROCESS...  17

ARTICLE 1 PURPOSE
The AT&T Executive Physical Program ("Program") is a self-insured medical program that provides reimbursement of expenses incurred by Eligible Employees for a physical exam. The Program is intended to provide nontaxable benefits within the meaning of Treasury Regulation Section 1.105-11(g) that also constitute preventive care within the meaning of IRS Notice 2004-23.

ARTICLE 2 DEFINITIONS
For purposes of this Program, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1	AT&T. "AT&T" shall mean AT&T Inc. References to "Company" shall mean AT&T.

2.2	Authorized Provider. "Authorized Provider" shall mean those entities that provide Medical Diagnostic Procedures listed in Attachment A.

2.3	Basic Plan. "Basic Plan" shall mean the AT&T Medical Plan or, for Officers serving in expatriate positions with the Company, the AT&T International Health Plan.

2.4	CEO. "CEO" shall mean the Chief Executive Officer of AT&T Inc.

2.5	COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.6	Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder.

2.7	Committee. "Committee" shall mean the Human Resources Committee of the Board of Directors of AT&T Inc.

2.8	Covered Benefits. "Covered Benefits" shall mean the benefits provided by the Program, as provided for and governed by Article 4 of the Program, but only to the extent not paid under the Basic Plans.

2.9	Disability. "Disability" shall mean qualification for long term disability benefits under Section 3.1 of the Officer Disability Program.

2.10
Eligible Employee. "Eligible Employee" shall mean an Officer while in active service, on a Leave of Absence, or while receiving short term disability benefits under the Officer Disability Program. Notwithstanding the foregoing, the CEO may, from time to time, exclude any Officer or group of Officers from being an "Eligible Employee" under this Program. Employees of a company acquired by AT&T (or any Subsidiary thereof) shall not be considered an Eligible Employee unless designated as such by the CEO. Notwithstanding the foregoing, only the Committee shall have the authority to exclude from participation or take any action with respect to an Executive Officer.

2.11	Employer. "Employer" shall mean AT&T or any of its Subsidiaries.

2.12	Executive Officer. "Executive Officer" shall mean any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934.

2.13	Leave of Absence. "Leave of Absence" shall mean a Company-approved leave of absence.

2.14	Medical Diagnostic Procedures. "Medical Diagnostic Procedures" shall have the meaning provided in Section 4.1(a) of this Program.

2.15	Officer. "Officer" shall mean an individual who is designated, on or after March 23, 2010, as an officer level employee for compensation purposes on the records of AT&T.

2.16
               Program Administrator.   "Program Administrator" shall mean the SEVP- HR, or any other person or persons whom the SEVP-HR or the Committee may appoint to administer the Program; provided that the Committee may act as the Program Administrator at any time.

2.17	Program Year. "Program Year" shall mean the calendar year.

2.18	Qualifying Event. "Qualifying Event" shall mean any of the following events if, but for COBRA continuation coverage, they would result in an Eligible Employee's loss of coverage under this Program:

(a)	termination (other than by reason of such Eligible Employee's gross misconduct) of an Eligible Employee's employment;

(b)	reduction in an Eligible Employee's hours of employment; or

(c)	an Eligible Employee's entitlement to Medicare benefits.

2.19	SEVP-HR. "SEVP-HR" shall mean AT&T's highest ranking officer, specifically responsible for human resources matters.

2.20
Subsidiary. "Subsidiary" shall mean any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a 50% or greater ownership interest.  The Program Administrator may, at its sole discretion, designate any other corporation, partnership, venture or other entity a Subsidiary for the purpose of participating in this Program.

ARTICLE 3 ELIGIBILITY

3.1
Eligible Employees. Each Eligible Employee shall be eligible to participate in this Program beginning on the effective date of becoming an Eligible Employee. The Eligible Employee's spouse and dependents are not participants in the Program and are not eligible for Covered Benefits.

3.2
Requirement to Enroll and Participate in Basic Plan. Notwithstanding any provision in this Program to the contrary, as a condition to receiving Covered Benefits, each Eligible Employee must be enrolled in, paying required contributions for, and participating in a Basic Plan.

ARTICLE 4 COVERED BENEFITS

4.1
Covered Benefits. Subject to the limitations in this Program (including but not limited to the limits and conditions set forth in this Article 4 and the Loyalty Conditions set forth in Article 7 below), this Program provides reimbursement of Medical Diagnostic Procedures and Transportation Expenses described below.

(a)	Medical Diagnostic Procedures - Medical Diagnostic Procedures are those described in Attachment B, which:

(1)	are incurred for services rendered by an Authorized Provider;

(2)	are 'preventive care' services within the meaning of Section 1871 of the Social Security Act, except as otherwise provided by the United States Secretary of the Treasury; and

(3)	are performed at a facility that provides no services (directly or indirectly) other than medical, and ancillary, services.

Medical Diagnostic Procedures shall not include expenses incurred for:

(1)	the treatment, cure or testing of a known illness or disability or for the treatment of any existing illness, injury, or condition;

(2)	the treatment or testing for a physical injury, complaint or specific symptom of a bodily malfunction; or

(3)	any activity undertaken for exercise, fitness, nutrition, recreation, or the general improvement of health unless they are for medical care as defined in Code Section 213(e).

(b)
Transportation Expenses - Transportation Expenses are expenses incurred primarily to travel to a facility to receive Medical Diagnostic Procedures, but only to the extent they are ordinary and necessary.

              Transportation Expenses shall not include amounts incurred:

(1)	for transportation undertaken merely for the general improvement of health,

(2)	in connection with a vacation,

(3)	for any incidental expenses for food or lodging, or

(4)	for travel to an Approved Provider's facility if there is an Approved Provider's facility within fifty (50) miles of the Eligible Employee's principal place of work or residence.

4.2
Covered Benefit Limits. Covered Benefits eligible for reimbursement hereunder shall not exceed $5,000 per Program Year per Eligible Employee; provided, however, the SEVP-HR shall have the discretionary authority to increase this annual limit for any Program Year after 2011 but not in excess of the cumulative increase in the Medical Consumer Price Index issued by the United States Department of Labor Bureau of Labor Statistics measured from 2011. Amounts paid to or on behalf of an Eligible Employee under any other AT&T sponsored group health Program will not be included in these limits. Unused balances in one Program Year may not be carried over into a subsequent Program Year.

4.3
Priority of Paying Covered Claims.  Claims for Covered Services will be coordinated with, applied against, and paid by the Basic Plan to the extent covered under the Basic Plan, prior to coverage under the Program.

4.4	Procedural Matters.

(a)	At the Program Administrator's discretion, Covered Benefits may be provided to Eligible Employees by:

(1)	reimbursing the Eligible Employee;

(2)	paying amounts billed to the Company or any of its Subsidiaries; or

(3)	any other method determined by the Program Administrator.

(b)
Eligible Employees who pay or make arrangements to pay for Covered Benefits and who seek reimbursement, must pay bills for such Covered Benefits prior to requesting reimbursement through the Company's or its Subsidiary's appropriate reimbursement system. Amounts incurred for items that are not Covered Benefits under the Program are not eligible for reimbursement under this Program and cannot be submitted for reimbursement. Reimbursements will be audited for compliance with this Program, and a request for reimbursement outside of the prescribed limits or for items not provided under this Program is a violation of the AT&T Code of Business Conduct.

(c)	Expenses for Covered Benefits will be charged against the Covered Benefit Limit for the Program Year based on the date of the invoice, regardless of when an invoice is submitted for reimbursement.

(d)
Amounts eligible for reimbursement under this Program must be submitted to/under the Company's or its Subsidiary's appropriate reimbursement system no later than March 15 of the Program Year immediately following the Program Year in which the Covered Benefits were provided. Bills submitted for reimbursement on or after March 16 of the Program Year following the Program Year of the date on the invoice are not eligible for reimbursement and are not Covered Benefits under this Program.

(e)	Eligible Employees may not use a company-issued credit or purchasing card to pay for Covered Benefits under this Program.

ARTICLE 5 TERMINATION OF PARTICIPATION
5.1	Termination of Participation. Participation will cease upon the occurrence of any of the following events:

(a)	The Eligible Employee's termination of employment, including by reason of the Eligible Employee's death, Disability, or retirement;

(b)	The demotion or designation of an individual so as to no longer be an Eligible Employee;

(c)
The Eligible Employee's participation in an activity that constitutes engaging in competitive activity with AT&T (or any Subsidiary thereof) or engaging in conduct disloyal to AT&T (or any Subsidiary thereof) under Article 7; or

(d)
Discontinuance of the Program by AT&T, or, with respect to a Subsidiary's Eligible Employees, such Subsidiary's failure to make the Covered Benefits hereunder available to Eligible Employees employed by it.

Expenses for Covered Benefits incurred by an Eligible Employee prior to termination of participation, except with respect to termination of participation pursuant to Section 5.1(c), may be reimbursed subject to the Procedural Matters provisions of Section 4.3.

ARTICLE 6 DISABILITY

6.1
Disability. With respect to any Eligible Employee who commences receipt of short term or long term disability benefits under the Officer Disability Program, participation under this Program will be as follows:

(a)	The Eligible Employee will continue to participate in this Program for the period during which he/she receives short term disability benefits under the Officer Disability Program.

(b)
An Eligible Employee who commences long term disability benefits under the Officer Disability Program shall cease participation in this Program effective as of the commencement of eligibility to receive long term disability benefits under the Officer Disability Program.

ARTICLE 7 LOYALTY CONDITIONS

7.1
Loyalty.  Eligible Employees acknowledge that no coverage and benefits would be provided under this Program but for the loyalty conditions and covenants set forth in this Article, and that the conditions and covenants herein are a material inducement to AT&T's willingness to sponsor the Program and to offer Program coverage and benefits for the Eligible Employees. Accordingly, as a condition of receiving coverage and any Program benefits, each Eligible Employee is deemed to agree that he shall not, without obtaining the written consent of the Program Administrator in advance, participate in activities that constitute engaging in competition with AT&T (or any Subsidiary thereof) or engaging in conduct disloyal to AT&T (or any Subsidiary thereof), as those terms are defined in this Article. Further and notwithstanding any other provision of this Program, all coverage and benefits under this Program with respect to an Eligible Employee shall be subject in their entirety to the enforcement provisions of this Article if the Eligible Employee, without the Program Administrator's consent, participates in an activity that constitutes engaging in competition with AT&T (or any Subsidiary thereof) or engaging in conduct disloyal to AT&T (or any Subsidiary thereof), as defined below.

Definitions. For purposes of this Article and of the Program generally

(a)	an "Employer Business" shall mean AT&T, any Subsidiary, or any business in which AT&T or a Subsidiary or an affiliated company of AT&T has a substantial ownership or joint venture interest;

(b)
"engaging in competition with AT&T (or any Subsidiary thereof)" shall mean, while employed by an Employer Business or within two (2) years after the Eligible Employee's termination of employment, engaging by the Eligible Employee in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business. "Engaging in competition with AT&T (or any Subsidiary thereof)" shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business.  "Engaging in competition with AT&T (or any Subsidiary thereof)" shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

(c)
"engaging in conduct disloyal to AT&T (or any Subsidiary thereof)" means, while employed by an Employer Business or within two (2) years after the Eligible Employee's termination of employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or its affiliates during the one (1) year prior to the termination of the Eligible Employee's employment, whether or not acceptance of such position would constitute a breach of such person's contractual obligations to AT&T and its affiliates; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Eligible Employee had business contact on behalf of any Employer Business during the two (2) years prior to the termination of the Eligible Employee's employment, for any reason to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T (or any Subsidiary thereof) or its affiliate; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Eligible Employee had business contact, whether in person or by other media, on behalf of any Employer Business during the two (2) years prior to the termination of Eligible Employee's employment for any reason ("Customer"), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business. "Engaging in conduct disloyal to AT&T (or any Subsidiary thereof)" also means, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.

(d)
"Confidential Information" shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to the Eligible Employee, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by the Eligible Employee. For example, Confidential Information includes, but is not limited to, information concerning the Employer Business' business Programs, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business. Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by the Eligible Employee from a third party; (iii) was known to the Eligible Employee prior to receipt from the Employer Business; or (iv) was independently developed by the Eligible Employee or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by the Eligible Employee or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Program.

7.2
Forfeiture of Benefits.  Coverage and benefits shall be forfeited and shall not be provided under this Program for any period as to which the Program Administrator determines that, within the time period and without the written consent specified, the Eligible Employee has been either engaging in competition with AT&T (or any Subsidiary thereof) or engaging in conduct disloyal to AT&T (or any Subsidiary thereof).

7.3
Equitable Relief.  The parties recognize that any Eligible Employee's breach of any of the covenants in this Article will cause irreparable injury to AT&T (or any Subsidiary thereof), will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Program) agreed to provide the Eligible Employee with the opportunity to receive Program coverage and benefits, and that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T's continued sponsorship of the Program and payment of Program benefits for all Eligible Employees. Accordingly, in the event of an Eligible Employee's actual or threatened breach of the covenants in this Article, the Program Administrator, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Eligible Employees, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Program sponsorship and funding) to seek an injunction restraining the Eligible Employee from breaching the covenants in this Article.  In addition, AT&T shall pay for any Program expenses that the Program Administrator incurs hereunder, and shall be entitled to recover from the Eligible Employee its reasonable attorneys' fees and costs incurred in obtaining such injunctive remedies. To enforce its repayment rights with respect to an Eligible Employee, the Program shall have a first priority, equitable lien on all Program benefits provided to or for the Eligible Employee.  In the event the Program Administrator succeeds in enforcing the terms of this Article through a written settlement with the Eligible Employee or a court order granting an injunction hereunder, the Eligible Employee shall be entitled to collect Program benefits collect Program benefits prospectively, if the Eligible Employee is otherwise entitled to such benefits, net of any fees and costs assessed pursuant hereto (which fees and costs shall be paid to AT&T as a repayment on behalf of the Eligible Employee), provided that the Eligible Employee complies with said settlement or injunction.

7.4
Uniform Enforcement.  In recognition of AT&T's need for nationally uniform standards for the Program administration, it is an absolute condition in consideration of any Eligible Employee's accrual or receipt of benefits under the Program after January 1, 2010 that each and all of the following conditions apply to all Eligible Employees and to any benefits that are paid or are payable under the Program:

(a)	ERISA shall control all issues and controversies hereunder, and the Committee shall serve for purposes hereof as a "fiduciary" of the Program, and as its "named fiduciary" within the meaning of ERISA.

(b)
All litigation between the parties relating to this Article shall occur in federal court, which shall have exclusive jurisdiction, any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Program shall be those provided under ERISA.

(c)
If the Program Administrator determines in its sole discretion either (I) that AT&T or its affiliate that employed the Eligible Employee terminated the Eligible Employee's employment for cause, or (II) that equitable relief enforcing the Eligible Employee's covenants under this Article is either not reasonably available, not ordered by a court of competent jurisdiction, or circumvented because the Eligible Employee has sued in state court, or has otherwise sought remedies not available under ERISA, then in any and all of such instances the Eligible Employee shall not be entitled to collect any Program benefits, and if any Program benefits have been paid to the, the Eligible Employee shall immediately repay all Program benefits to the Program (with such repayments being used within such year for increased benefits for other Eligible Employees in any manner determined in the Program Administrator's discretion) upon written demand from the Program Administrator. Furthermore, the Eligible Employee shall hold AT&T and its affiliates harmless from any loss, expense, or damage that may arise from any of the conduct described in clauses (I) and (II) hereof.

ARTICLE 8  MISCELLANEOUS

8.1
Administration. The Program Administrator is the named fiduciary of the Program and has the power and duty to do all things necessary to carry out the terms of the Program. The Program Administrator has the sole and absolute discretion to interpret the provisions of the Program, to make findings of fact, to determine the rights and status of Eligible Employees and other under the Program, to determine which expenses and benefits qualify as Covered Benefits, to make all benefit determinations under the Program, to decide disputes under the Program and to delegate all or a part of this discretion to third parties and insurers. To the fullest extent permitted by law, such interpretations, findings, determinations and decisions shall be final, binding and conclusive on all persons for all purposes of the Program. The Program Administrator may delegate any or all of its authority and responsibility under the Program to other individuals, committees, third party administrators, claims administrators or insurers for any purpose, including, but not limited to the processing of Covered Benefits and claims related thereto. In carrying out these functions, these individuals or entities have been delegated responsibility and discretion for interpreting the provisions of the Program, making findings of fact, determining the rights and status of Eligible Employees under the Program, and deciding disputes under the Program and such interpretations, findings, determinations and decisions shall be final, binding and conclusive on all persons for all purposes of the Program.

8.2
Amendments and Termination.  This Program may be modified or terminated at any time in accordance with the provisions of AT&T's Schedule of Authorizations; provided, however, the Program Administrator shall have the authority to amend Attachment A, B or C at any time in the Program Administrator's sole discretion.

8.3
Rights While on Military Leave. Pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994, an Eligible Employee on military leave will be considered to be on a Leave of Absence and will be entitled during the leave to the health and welfare benefits that would be made available to other similarly situated employees if they were on a Leave of Absence. This entitlement will end if the individual provides written notice of intent not to return to work following the completion of the military leave. The individual shall have the right to continue his/her coverage for the lesser of the length of the leave or 18 months. If the military leave is for a period of 31 days or more, the individual may be required to pay 102 percent of the total premium (determined in the same manner as a COBRA continuation coverage premium). If coverage is not continued during the entire period of the military leave because the individual declines to pay the premium or the leave extends beyond 18 months, the coverage must be reinstated upon reemployment with no pre-existing condition exclusions (other than for service-related illnesses or injuries) or waiting periods (other than those applicable to all Eligible Employees).

8.4
Right of Recovery. If an erroneous or excess payment is made under the Program to any Eligible Employee, the Program Administrator shall be entitled to recover such excess from the individual or entity to whom such payments were made. The recovery of such overpayment may be made by offsetting the amount of any other benefit or amount payable by the amount of the overpayment under the Program.

ARTICLE 9 COBRA

9.1
Continuation of Coverage Under COBRA.  Eligible Employees shall have all COBRA continuation rights required by federal law and all conversion rights. COBRA continuation coverage shall be continued as provided in this Article.

9.2
COBRA Continuation Coverage for Terminated Eligible Employees. An Eligible Employee may elect COBRA continuation coverage, at his/her own expense, if his participation under this Program would terminate as a result of an Eligible Employee's termination of employment or reduction of hours with an Employer.

9.3
Period of Continuation Coverage for Eligible Employees. An Eligible Employee who qualifies for COBRA continuation coverage as a result of his/her termination of employment or reduction in hours of employment described in Section 9.2 may elect COBRA continuation coverage for up to 18 months measured from the date of the Qualifying Event. COBRA coverage may not continue beyond the:

(a)	date on which the Eligible Employee's Employer ceases to maintain this Program;

(b)	last day of the month for which premium payments have been made with respect to this Program, if the individual fails to make premium payments on time, in accordance with Section 9.4;

(c)	date the Eligible Employee becomes entitled to Medicare; or

(d)
date the Eligible Employee is no longer subject to a pre-existing condition exclusion under the Eligible Employee's other coverage or new employer Program for the type of coverage available under the COBRA eligible program for which the COBRA election was made.

9.4
Contribution Requirements for COBRA Continuation Coverage. An Eligible Employee who elects COBRA continuation coverage as a result of a Qualifying Event will be required to pay continuation coverage payments. Continuation coverage payments are the payments required for COBRA continuation coverage that is an amount equal to a reasonable estimate of the cost to this Program of providing coverage for all Eligible Employees at the time of the Qualifying Event plus a 2% administrative expense. In the case of a disabled individual who receives an additional 11-month extended coverage period under COBRA, the Employer may assess up to 150% of the cost for this extended coverage period. Such cost shall be determined on an actuarial basis and take into account such factors as the Secretary of the Treasury may prescribe in regulations.

An Eligible Employee must make the continuation coverage payment prior to the first day of the month in which such coverage will take effect. However, an Eligible Employee has 45 days from the date of an affirmative election to pay the continuation coverage payment for the first month's payment and the cost for the period between the date medical coverage would otherwise have terminated due to the Qualifying Event and the date the Eligible Employee actually elects COBRA continuation coverage.

The Eligible Employee shall have a 30-day grace period to make the continuation coverage payments due thereafter. Continuation coverage payments must be postmarked on or before the completion of the 30-day grace period. If continuation coverage payments are not made on a timely basis, COBRA continuation coverage will terminate as of the last day of the month for which timely premiums were made.

The 30-day grace period shall not apply to the 45-day period for the first month's payment of COBRA premiums as set out in the paragraph above.

If payment is received that is significantly less than the required continuation coverage payment, then continuation coverage will terminate as of the last day of the month for which    premiums were paid. A payment is considered significantly less than the amount due if it is greater than the lesser of $50 or 10% of the required continuation coverage payment. Upon receipt of a continuation coverage payment that is insignificantly less than the required amount, the Program Administrator must notify the Eligible Employee of the amount of the shortfall and provide them with an additional 30-day grace period from the date of the notice for this payment only.

9.5
Limitation on Eligible Employee's Rights to COBRA Continuation Coverage. An Eligible Employee must complete and return the required enrollment materials within 60 days from the later of (a) the date of loss of coverage, or (b) the date the Program Administrator sends notice of eligibility for COBRA continuation coverage.  Failure to enroll for COBRA continuation coverage during this 60-day period will terminate all rights to COBRA continuation coverage under this Article.

9.6
Subsequent Qualifying Event.  If a second Qualifying Event occurs during an 18-month extension explained above, coverage may be continued for a maximum of 36 months from the date of the first Qualifying Event.

9.7
Extension of COBRA Continuation Period for Disabled Individuals. The period of continuation shall be extended to 29 months in total (measured from the date of the Qualifying Event) in the event the individual is disabled as determined by the Social Security laws within 60 days of the Qualifying Event. The individual must provide evidence to the Program Administrator of such Social Security determination prior to the earlier of 60 days after the date of the Social Security determination, or the expiration of the initial 18 months of COBRA continuation coverage. In such event, the Employer may charge the individual up to 150% of the COBRA cost of the coverage.

ARTICLE 10 PRIVACY OF MEDICAL INFORMATION

10.1	Definitions. For purposes of this Article, the following defined terms shall have the meaning assigned them below:

(a)	"Business Associate" shall have the meaning assigned to such phrase at 45 C.F.R. § 160.103;

(b)	"Health Care Operations" shall have the meaning assigned to such phrase at 45 C.F.R. § 164.501;

(c)	"HIPAA" shall mean Parts 160 ("General Administrative Requirements") and 164 ("Security and Privacy") of Title 45 of the Code of Federal Regulations as such parts are amended from time to time;

(d)	"Payment" shall have the meaning assigned to such phrase at 45 C.F.R. § 160.103;

(e)	"Protected Health Information" or "PHI" shall have the meaning assigned to such phrase at 45 C.F.R. § 160.103; and

(f)	"Treatment" shall have the meaning assigned to such phrase at 45 C.F.R. § 164.501.

10.2
Privacy Provisions Relating to Protected Health Information ("PHI"). The Program and its Business Associates shall use and disclose PHI to the extent permitted by, and in accordance with, HIPAA, for purposes of providing benefits under the Program and for purposes of administering the Program, including, by way of illustration and not by way of limitation, for purposes of Treatment, Payment, and Health Care Operations.

10.3
Disclosure of De-Identified or Summary Health Information. The HIPAA Program, or, with respect to the HIPAA Program, a health insurance issuer, may disclose summary health information (as that phrase is defined at 45 C.F.R. § 160.5049a)) to the Program Sponsor of the HIPAA Program (and its affiliates) if such entity requests such information for the purpose of:

(a)	Obtaining premium bids from health Programs for providing health insurance coverage under the HIPAA Program;

(b)	Modifying, amending or terminating the group health benefits under the HIPAA Program.

In addition, the HIPAA Program or a health insurance insurer with respect to the HIPAA Program may disclose to the Program Sponsor of the HIPAA Program (or its affiliates) information on whether an individual is participating in the group health benefits provided by the HIPAA Program or is enrolled in, or has ceased enrollment with health insurance offered by the HIPAA Program.

10.4	The HIPAA Program Will Use and Disclose PHI as Required by Law or as Permitted by the Authorization of the Eligible Employee or Beneficiary.

    Upon submission of an authorization signed by an Eligible Employee, beneficiary, subscriber or personal representative that meets HIPAA requirements, the HIPAA Program will disclose PHI.

In addition, PHI will be disclosed to the extent permitted or required by law, without the submission of an authorization form.

10.5
Disclosure of PHI to the Program Sponsor. The HIPAA Program will disclose information to the Program Sponsor only upon certification from the Program Sponsor that the HIPAA Program documents have been amended to incorporate the assurances provided below.

             The Program Sponsor agrees to:

(a)	not use or further disclose PHI other than as permitted or required by the HIPAA Program document or as required by law;

(b)
ensure that any affiliates or agents, including a subcontractor, to whom the Program Sponsor provides PHI received from the HIPAA Program, agrees to the same restrictions and conditions that apply to the Program Sponsor with respect to such PHI;

(c)	not use or disclose PHI for employment-related actions and decisions unless authorized by the individual to whom the PHI relates;

(d)
not use or disclose PHI in connection with any other benefits or employee benefit Program of the Program Sponsor or its affiliates unless permitted by the Program or authorized by an individual to whom the PHI relates;

(e)	report to the Program any PHI use or disclosure that is inconsistent with the uses or disclosures provided for of which it becomes aware;

(f)	make PHI available to an individual in accordance with HIPAA's access rules;

(g)	make PHI available for amendment and incorporate any amendments to PHI in accordance with HIPAA;

(h)	make available the information required to provide an accounting of disclosures;

(i)
make internal practices, books and records relating to the use and disclosure of PHI received from the HIPAA Program available to the Secretary of the United States Department of Health and Human Resources for purposes of determining the Program's compliance with HIPAA; and

(j)
                if feasible, return or destroy all PHI received from the HIPAA Program that the Program Sponsor still maintains in any form, and retain no copies of such PHI when no longer needed for the purpose for which disclosure was made (or if return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction infeasible).

10.6	Separation Between the Program Sponsor and the HIPAA Program. In accordance with HIPAA, only the following employees and Business Associate personnel shall be given access to PHI:

(a)
employees of the AT&T Benefits and/or AT&T Executive Compensation organizations responsible for administering group health program benefits under the HIPAA Program, including those employees whose functions in the regular course of business include Payment, Health Care Operations or other matters pertaining to the health care programs under a HIPAA Program;

(b)	employees who supervise the work of the employees described in Section 10.6(a), above;

(c)
support personnel, including other employees outside of the AT&T Benefits or AT&T Executive Compensation organizations whose duties require them to rule on health Program-related appeals or perform functions concerning the HIPAA Program;

(d)	investigatory personnel to the limited extent that such PHI is necessary to conduct investigations of possible fraud;

(e)	outside and in-house legal counsel providing counsel to the HIPAA Program;

(f)	consultants providing advice concerning the administration of the HIPAA Program; and

(g)	the employees of Business Associates charged with providing services to the HIPAA Program.

The persons identified above shall have access to and use PHI to the extent that such access and use is necessary for the administration of group health benefits under a HIPAA Program.  If these persons do not comply with this Program document, the Program Sponsor shall provide a mechanism for resolving issues of noncompliance, including disciplinary sanctions.

10.7
Enforcement.Enforcement of this Article shall be as provided for by HIPAA. In particular, Eligible Employees are not authorized to sue with regard to purported breaches of this Article except as explicitly permitted by HIPAA.

ARTICLE 11 CLAIM AND APPEAL PROCESS

11.1	Claims for Benefits under the Program. – See Attachment C.

11.2	Claims Related to Program Eligibility and Loyalty Conditions.

(a)
Claims.  A person who believes that he or she is being denied a benefit to which he or she is entitled under this Program (hereinafter referred to as a "Claimant") based on a claim for basic eligibility for coverage under the Program or a claim related to the Article 7 Loyalty Conditions may file a written request for such benefit with the Executive Compensation Administration Department, setting forth his or her claim. The request must be addressed to the AT&T Executive Compensation Administration Department at its then principal place of business.

(b)
Claim Decision. Upon receipt of a claim, the AT&T Executive Compensation Administration Department shall review the claim and provide the Claimant with a written notice of its decision within a reasonable period of time, not to exceed ninety (90) days, after the claim is received. If the AT&T Executive Compensation Administration Department determines that special circumstances require an extension of time beyond the initial ninety (90)- day claim review period, the AT&T Executive Compensation Administration Department shall notify the Claimant in writing within the initial ninety (90)-day period and explain the special circumstances that require the extension and state the date by which the AT&T Executive Compensation Administration Department expects to render its decision on the claim. If this notice is provided, the AT&T Executive Compensation Administration Department may take up to an additional ninety (90) days (for a total of one hundred eighty (180) days after receipt of the claim) to render its decision on the claim.

If the claim is denied by the AT&T Executive Compensation Administration Department, in whole or in part, the AT&T Executive Compensation Administration Department shall provide a written decision using language calculated to be understood by the Claimant and setting forth: (i) the specific reason or reasons for such denial; (ii) specific references to pertinent provisions of this Program on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) a description of the Program's procedures for review of denied claims and the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of a denied claim under this Section and for conducting the review under this Section ; and (vi) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA if the claim is denied following review under this Section.

(c)
Request for Review. Within sixty (60) days after the receipt by the Claimant of the written decision on the claim provided for in this Section, the Claimant may request in writing that the Program Administrator review the determination of the AT&T Executive Compensation Administration Department. Such request must be addressed to the Program Administrator at the address provided in the written decision regarding the claim.  To assist the Claimant in deciding whether to request a review of a denied claim or in preparing a request for review of a denied claim, a Claimant shall be provided, upon written request to the Program Administrator and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  The Claimant or his or her duly authorized representative may, but need not, submit a statement of the issues and comments in writing, as well as other documents, records or other information relating to the claim for consideration by the Committee.  If the Claimant does not request a review by the Program Administrator of the AT&T Executive Compensation Administration Department's decision within such sixty (60)-day period, the Claimant shall be barred and estopped from challenging the determination of the AT&T Executive Compensation Administration Department.

(d)
Review of Decision. Within sixty (60) days after the Program Administrator's receipt of a request for review, the Program Administrator will review the decision of the AT&T Executive Compensation Administration Department.  If the Program Administrator determines that special circumstances require an extension of time beyond the initial sixty (60)-day review period, the Program Administrator shall notify the Claimant in writing within the initial sixty (60)-day period and explain the special circumstances that require the extension and state the date by which the Program Administrator expects to render its decision on the review of the claim. If this notice is provided, the Program Administrator may take up to an additional sixty (60) days (for a total of one hundred twenty (120) days after receipt of the request for review) to render its decision on the review of the claim.

During its review of the claim, the Program Administrator shall:

(a)
Take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim conducted pursuant to this Section;

(b)	Follow reasonable procedures to verify that its benefit determination is made in accordance with the applicable Program documents; and

(c)
Follow reasonable procedures to ensure that the applicable Program provisions are applied to the Eligible Employee to whom the claim relates in a manner consistent with how such provisions have been applied to other similarly-situated Eligible Employees.

After considering all materials presented by the Claimant, the Program Administrator will render a decision, written in a manner designed to be understood by the Claimant. If the Program Administrator denies the claim on review, the written decision will include (i) the specific reasons for the decision; (ii) specific references to the pertinent provisions of this Program on which the decision is based; (iii) a statement that the Claimant is entitled to receive, upon request to the Program Administrator and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

In any case, an Eligible Employee or Beneficiary may have further rights under ERISA. The Program provisions require that Eligible Employees or Beneficiary pursue all claim and appeal rights described in this Section before they seek any other legal recourse regarding claims for benefits.

ATTACHMENT A

Authorized Providers

ATTACHMENT B

Medical Diagnostic Procedures

Subject to Section 4.1(a), Medical Diagnostic Procedures may include:
•	Routine medical examinations, blood tests, and X-rays;
•	Immunizations;
•	Screening services, as follows:
o	Cancer Screening
▪	Breast Cancer (e.g., Mammogram)
▪	Cervical Cancer (e.g., Pap Smear)
▪	Colorectal Cancer
▪	Prostate Cancer (e.g., PSA Test)
▪	Skin Cancer
▪	Oral Cancer
▪	Ovarian Cancer
▪	Testicular Cancer
▪	Thyroid Cancer
o	Heart and Vascular Diseases Screening
▪	Abdominal Aortic Aneurysm
▪	Carotid Artery Stenosis
▪	Coronary Heart Disease
▪	Hemoglobinopathies
▪	Hypertension
▪	Lipid Disorders
o	Infectious Diseases Screening
▪	Bacteriuria
▪	Chlamydial Infection
▪	Gonorrhea
▪	Hepatitis B Virus Infection
▪	Hepatitis CvHuman Immunodeficiency Virus (HIV) Infection
▪	Syphilis
▪	Tuberculosis Infection
o	Mental Health Conditions and Substance Abuse Screening
▪	Dementia
▪	Depression
▪	Drug Abuse
▪	Problem Drinking
▪	Suicide Risk
▪	Family Violence
o	Metabolic, Nutritional, and Endocrine Conditions Screening
▪	Anemia, Iron Deficiency
▪	Dental and Periodontal Disease
▪	Diabetes Mellitus
▪	Obesity in Adults
▪	Thyroid Disease

o	Musculoskeletal Disorders Screening
▪	Osteoporosis
o	Obstetric and Gynecologic Conditions Screening
▪	Bacterial Vaginosis in Pregnancy
▪	Gestational Diabetes Mellitus
▪	Home Uterine Activity Monitoring
▪	Neural Tube Defects
▪	Preeclampsia
▪	Rh Incompatibility
▪	Rubella
▪	Ultrasonography in Pregnancy
o	Vision and Hearing Disorders Screening
▪	Glaucoma
▪	Hearing Impairment in Older Adults

ATTACHMENT C

Claims Procedure Applicable to Claims for Benefits under the Program

Claim for Benefits Procedures
You or a duly authorized person has the right under ERISA and the Program to file a written claim for benefits under the Program. The following describes the procedures used by the Program to process claims for benefits, along with your rights and responsibilities. These procedures were designed to comply with the rules of the Department of Labor (DOL) concerning claims for Benefits. It is important that you follow these procedures to make sure that you receive full benefits under the Program.
The Program is an ERISA Program, and you may file suit in federal court if you are denied benefits you believe are due you under the Program. However, you must complete the full claims and appeal process offered under the Program before filing a lawsuit.
Filing a Claim for Benefits
When filing a claim for benefits, you should file the claim with the Claims Administrator. The Claims Administrator is the third party to whom claims and appeal responsibility has been delegated as permitted under Section 8.1 of the Program.
The following are not considered claims for benefits under the Program:

•	A claim related to basic eligibility for coverage under the Program (See Section 11.2 of the Program).
•	A claim related to the Loyalty Conditions contained in Article 7 of the Program (See Section 11.2 of the Program).

  Claim Filing Limits
A request for payment of benefits must be submitted within one year after the date of service or the date the prescription was provided.
Required Information
When you request payment of benefits from the Program, you must provide certain information as requested by the Claims Administrator.

Benefit Determinations
Post-Service Claims
Post-service claims are those claims that are filed for payment of benefits after medical care has been received. If your post-service claim is denied, you will receive a written notice from the Claims Administrator within 30 days of receipt of the claim, as long as all needed information identified above and any other information that the Claims Administrator may request in connection with services rendered to you was provided with the claim. The Claims Administrator will notify you within this 30-day period if additional information is needed to process the Claim and may request a one- time extension not longer than 15 days and pend your Claim until all information is received.
Once notified of the extension, you then have 45 days to provide this information. If all of the needed information is received within the 45-day time frame and the claim is denied, the claims Administrator will notify you of the denial within 15 days after the information is received. If you don't provide the needed information within the 45-day period, your claim will be denied.
A denial notice will explain the reason for denial, refer to the part of the Program on which the denial is based, and provide the claim appeal procedures.

Pre-Service Claims
Pre-service claims are those claims that require notification or approval prior to receiving medical care or require notification within a specified time period after service begins as required under the Program provisions. If your claim is a pre-service claim and is submitted properly with all needed information, you will receive written notice of the claim decision from the Claims Administrator within 15 days of receipt of the claim. If you file a pre-service claim improperly, the Claims Administrator will notify you of the improper filing and how to correct it within five days after the pre-service claim is received. If additional information is needed to process the pre-service claim, the Claims Administrator will notify you of the information needed within 15 days after the claim was received and may request a one-time extension not longer than 15 days and pend your claim until all information is received. Once notified of the extension, you then have 45 days to provide this information. If all of the needed information is received within the 45-day time frame, the Claims Administrator will notify you of the determination within 15 days after the information is received. If you don't provide the needed information within the 45-day period, your claim will be denied. A denial notice will explain the reason for denial, refer to the part of the Program on which the denial is based, and provide the claim appeal procedures.
Urgent Care Claims That Require Immediate Action
Urgent care claims are those claims that require notification or approval prior to receiving medical care in which a delay in treatment could seriously jeopardize your life or health or the ability to regain maximum function or, in the opinion of a physician with knowledge of your medical condition, could cause severe pain. In these situations:

•
You will receive notice of the benefit determination in writing or electronically within 72 hours after the Claims Administrator receives all necessary information, taking into account the seriousness of your condition.

•	Notice of denial may be oral with a written or electronic confirmation to follow within three days.
If you filed an urgent claim improperly, the Claims Administrator will notify you of the improper filing and how to correct it within 24 hours after the urgent claim was received. If additional information is needed to process the claim, the Claims Administrator will notify you of the information needed within 24 hours after the claim was received. You then have 48 hours to provide the requested information.
You will be notified of a determination no later than 48 hours after either:
•	The Claims Administrator's receipt of the requested information.
•	The end of the 48-hour period within which you were to provide the additional information, if the information is not received within that time.
A denial notice will explain the reason for denial, refer to the part of the Program on which the denial is based, and provide the claim appeal procedures.
Concurrent Care Claims
If an ongoing course of treatment was previously approved for a specific period of time or number of treatments, and your request to extend the treatment is an urgent care claim as defined above, your request will be decided within 24 hours, provided your request is made at least 24 hours prior to the end of the approved treatment. The Claims Administrator will make a determination on your request for the extended treatment within 24 hours from receipt of your request.
If your request for extended treatment is not made at least 24 hours prior to the end of the approved treatment, the request will be treated as an urgent care claim and decided according to the time frames described above. If an ongoing course of treatment was previously approved for a specific period of time or number of treatments, and you request to extend treatment in a non-urgent circumstance, your request will be considered a new claim and decided according to post-service or pre-service timeframes, whichever applies.
How to Appeal a Claim Decision
If you disagree with a pre-service or post-service claim determination after following the above steps, you can contact the applicable Claims Administrator in writing to formally request an appeal. Your first appeal request must be submitted to the Claims Administrator within 180 days after you receive the Claim denial.
Appeal Process
A qualified individual who was not involved in the decision being appealed will be appointed to decide the appeal. The Claims Administrator may consult with, or seek the participation of, medical experts as part of the appeal resolution process. You must consent to this referral and the sharing of pertinent medical claim information. Upon written request and free of charge you have the right to reasonable access to and copies of all documents, records and other information relevant to your claim for benefits.
Appeals Determinations
Pre-Service and Post-Service Claim Appeals
You will be provided written or electronic notification of the decision on your appeal as follows:
•
For appeals of pre-service claims, the first-level appeal will be conducted and you will be notified by the Claims Administrator of the decision within 15 days from receipt of a request for appeal of a denied Claim. The second-level appeal will be conducted and you will be notified by the Claims Administrator of the decision within 15 days from receipt of a request for review of the first-level appeal decision.

•
For appeals of post-service claims, the first-level appeal will be conducted and you will be notified by the Claims Administrator of the decision within 30 days from receipt of a request for appeal of a denied claim. The second-level appeal will be conducted and you will be notified by the Claims Administrator of the decision within 30 days from receipt of a request for review of the first-level appeal decision.

•	For procedures associated with urgent Claims, refer to the following "Urgent Claim Appeals That Require Immediate Action" Section.
•
If you are not satisfied with the first-level appeal decision of the Claims Administrator, you have the right to request a second-level appeal from the Claims Administrator. Your second level appeal request must be submitted to the Claims Administrator in writing within 60 days from receipt of the first-level appeal decision.

•
For pre-service and post-service claim appeals, the Program Administrator has delegated to the Claims Administrator the exclusive right to interpret and administer the provisions of the Program. The Claims Administrator's decisions are conclusive and binding.

Please note that the Claims Administrator's decision is based only on whether or not benefits are available under the Program for the proposed treatment or procedure. The determination as to whether the pending health service is necessary or appropriate is between you and your physician.
Urgent Claim Appeals That Require Immediate Action
Your appeal may require immediate action if a delay in treatment could significantly increase the risk to your health or the ability to regain maximum function or cause severe pain.

In these urgent situations, the appeal does not need to be submitted in writing. You or your physician should call the Claims Administrator as soon as possible. The Claims Administrator will provide you with a written or electronic determination within 72 hours following receipt by the Claims Administrator of your request for review of the determination taking into account the seriousness of your condition.
For urgent claim appeals, the Program Administrator has delegated to the applicable Claims Administrator the exclusive right to interpret and administer the provisions of the Program. The Claims Administrator's decisions are conclusive and binding.

In any case, an Eligible Employee or Beneficiary may have further rights under ERISA. The Program provisions require that Eligible Employees or Beneficiary pursue and exhaust all claim and appeal rights described in this Section before they seek any other legal recourse regarding claims for benefits.